UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2015

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26601 W. Agoura Road, Calabasas, California	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 818-871-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Ixia (the “Company”) has entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of March 2, 2015 (the “Closing Date”), by and among the Company, as borrower, certain of the Company’s wholly owned direct or indirect subsidiaries, as guarantors (the “Guarantors”), Silicon Valley Bank, as administrative agent, swingline lender, and letter of credit issuer, and the other lenders parties thereto (Silicon Valley Bank and the other lenders hereinafter collectively referred to as the “Lenders”). The Credit Agreement amended and restated the Company’s prior Credit Agreement dated as of December 21, 2012, as amended (the “Prior Credit Agreement”), by and among the Company, the Guarantors, Silicon Valley Bank, as administrative agent, swingline lender, and letter of credit issuer (as successor to Bank of America, N.A. in such capacities), and the other lenders parties thereto. The Prior Credit Agreement was scheduled to terminate on March 2, 2015.

The Credit Agreement provides for a (i) term loan (the “Term Loan”) in the aggregate principal amount of $40,000,000, which amount was advanced to the Company on or about the Closing Date, and (ii) revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facility”) in the aggregate principal amount of up to $60,000,000, with sub-limits of $25,000,000 for the issuance of standby letters of credit and $15,000,000 for swingline loans. The aggregate amount available under the Credit Facility may, upon the Company’s request and subject to the receipt of increased commitments from the Lenders or additional lenders, be increased by an aggregate amount of up to $80,000,000. The Company is permitted to voluntarily prepay outstanding loans under the Credit Facility at any time without premium or penalty. Prior to the maturity of the Credit Facility, the Company may repay and re-borrow amounts under the Revolving Credit Facility, but may not re-borrow amounts that are repaid or prepaid under the Term Loan.

The maturity date of the Credit Facility is February 15, 2018; provided, however, that all amounts outstanding under the Credit Facility will become immediately due, and the Revolving Credit Facility will terminate, if, at any time between September 14, 2015 and the maturity date (i.e., December 15, 2015) for the Company’s outstanding 3.00% Senior Convertible Notes due December 15, 2015 in the aggregate principal amount of $200,000,000 (the “Convertible Notes”), the Company does not have total available liquidity (defined as cash, restricted cash, and marketable securities plus availability under the Revolving Credit Facility) of $25,000,000 in excess of the amount then required to repay the Convertible Notes in full.

As required by the terms of the Credit Agreement, the Company has deposited the funds advanced under the Term Loan, together with additional cash, restricted cash, and marketable securities in the aggregate amount of $50,000,000, in collateral accounts (the “Collateral Accounts”). The Company is also required, within 60 days after the Closing Date, to deposit in the Collateral Accounts additional cash, restricted cash, and marketable securities in the aggregate amount of $25,000,000. The Company may only withdraw amounts deposited in the Collateral Accounts for the repurchase or repayment of the Convertible Notes.

The Company may use the proceeds of the Revolving Credit Facility for (i) working capital, capital expenditures, and general corporate purposes, (ii) share repurchases, (iii) the partial refinancing of the Convertible Notes, and/or (iv) acquisitions, in each case as permitted by applicable law and the Credit Agreement. The restrictions on acquisitions as set forth in the Credit Agreement include a restriction that precludes the Company from funding an acquisition in whole or in part with cash unless the Company will have, after giving effect to the transaction, cash, cash equivalents and marketable securities in an amount not less than $75,000,000 in excess of the amount then required to be on deposit in the Collateral Accounts.

The Term Loan requires that the Company make quarterly repayments of principal on the last day of each of the Company’s next eleven fiscal quarters, commencing with the fiscal quarter ending on June 30, 2015. The first four payments will be in the amount of $500,000 each, the following four payments will be in the amount of $1,000,000 each, and the final three payments will be in the amount of $1,500,000 each. The remaining principal will be due and payable on the maturity date of the Credit Facility.

The Company’s and the Guarantors’ obligations under the Credit Agreement are secured by (i) a first priority perfected security interest in substantially all existing and after acquired tangible and intangible personal property of the Company and the Guarantors and (ii) the pledge by the Company and the Guarantors of (a) all outstanding equity securities of their existing and future domestic subsidiaries, including, in the case of the Company, the outstanding equity securities of each of the Guarantors, and (b) 65% of the outstanding equity securities of their existing and future respective first-tier foreign subsidiaries, including, in the case of Catapult Communications Corporation, a Guarantor, 65% of the outstanding equity securities of Ixia Technologies International Limited, a company organized under the laws of Ireland.

Interest rates for the Term Loan and for the first year of the Revolving Credit Facility are established, at the Company’s option, at a rate per annum of (i) 4.25% above the Eurodollar rate or (ii) 3.25% above a defined base rate. After the first anniversary of the Closing Date, interest rates for the Revolving Credit Facility are established, at the Company’s option, based on the Eurodollar rate or the defined base rate. Such interest rates range from 2.00% to 3.00% above the Eurodollar rate for Eurodollar-based borrowings and from 1.00% to 2.00% above the defined base rate for base rate borrowings, in each case depending on the Company’s total leverage ratio. The Company is also required to pay a quarterly commitment fee, ranging from 0.30% to 0.50% per annum depending on the Company’s total leverage ratio, on the undrawn portion of the Revolving Credit Facility. Letter of credit fees accrue based on the daily amount available to be drawn under outstanding letters of credit and range from 2.00% to 3.00%, depending on the Company’s leverage ratio. Swingline loans bear interest at the applicable margin for loans under the Revolving Credit Facility based on the defined base rate. If the Company defaults under the Credit Facility, the Lenders may increase the interest rate(s) to 2.0% more than the rate(s) otherwise applicable.

The Credit Agreement contains financial covenants, including a requirement that the Company maintain a minimum consolidated fixed charge coverage ratio, a maximum consolidated senior leverage ratio, a maximum consolidated total leverage ratio, and minimum liquidity.

The Credit Agreement also contains reporting covenants typical for transactions comparable to the Credit Facility, including covenants to furnish the lenders with financial statements, business plans, annual budgets, and other financial and business information and with notice of certain material events and information regarding collateral. The Credit Agreement also contains customary affirmative covenants, including covenants relating to the payment of obligations, preservation of the existence of and registrations for patents, trademarks, trade names and copyrights, maintenance of properties and insurance, compliance with laws and material contractual obligations, books and records, inspection rights, use of proceeds, addition of subsidiary guarantors, and security for the Credit Facility.

The Credit Agreement contains customary negative covenants, including restrictions relating to liens and additional indebtedness, investments, mergers, liquidations, and other fundamental changes, the sale and other disposition of properties and assets, restricted payments, changes in lines of business, transactions with affiliates, entering into certain burdensome agreements, and use of proceeds.

The Credit Agreement contains customary events of default, including the non-payment of amounts due, failure to perform under covenants, breaches of representations and warranties, cross-defaults relating to certain indebtedness, institution of insolvency proceedings, inability to pay debts as they become due, entry of certain judgments, events relating to the Employee Retirement Income Security Act of 1974, as amended, invalidity of loan documents, change of control events, and ineffectiveness of subordination provisions. The occurrence of an event of default may result in the acceleration of all of the Company’s outstanding obligations under the Credit Agreement and in an increase in the applicable interest rate(s) as described above.

Some of the Lenders under the Credit Agreement and/or their affiliates have or may have had various relationships with the Company and/or its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, and commercial banking, for which the Lenders and/or their affiliates will receive or received customary fees and, in some cases, out-of-pocket expenses.

The foregoing description of the Credit Agreement is only a summary and does not purport to be complete, and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (the “Form 8-K”) and is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated herein by reference. There were no amounts outstanding under the Prior Credit Agreement at the time of its amendment and restatement on March 2, 2015. At that time, the total maximum amount of the credit facility that could have been provided to the Company under the Prior Credit Agreement was $46,500,000. Commencing in August 2014, however, and as reported by the Company in certain of its prior filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 7, 2014, the Company was in default under the Prior Credit Agreement and was blocked from borrowing and obtaining letters of credit thereunder.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On March 3, 2015, the Company issued a press release in which the Company announced that it had entered into the Credit Agreement reported in Item 1.01 above. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Form 8-K.

The information in this Item 7.01 and in Exhibit 99.1 furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act unless specifically stated by the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following Exhibits are filed or furnished as applicable as part of this Form 8-K:

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated as of March 2, 2015, by and among Ixia, as the Borrower, Anue Systems, Inc., BreakingPoint Systems, Inc., Catapult Communications Corporation, Net Optics, Inc., Net Optics IL, LLC, and VeriWave, Inc., as the Guarantors, Silicon Valley Bank, as Administrative Agent, Swingline Lender, and Letter of Credit Issuer, and the Other Lenders Parties Thereto

99.1	Press Release of the Company dated March 3, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: March 6, 2015	By:	/s/ Brent Novak
Brent Novak
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated as of March 2, 2015, by and among Ixia, as the Borrower, Anue Systems, Inc., BreakingPoint Systems, Inc., Catapult Communications Corporation, Net Optics, Inc., Net Optics IL, LLC, and VeriWave, Inc., as the Guarantors, Silicon Valley Bank, as Administrative Agent, Swingline Lender, and Letter of Credit Issuer, and the Other Lenders Parties Thereto

99.1	Press Release of the Company dated March 3, 2015